                              CONSULTING AGREEMENT
                              --------------------

         This CONSULTING AGREEMENT, dated this 18th day of June, 2002, by and between Curtiss-Wright Corporation, a Delaware corporation (the "Company") and Gerald Nachman ("Nachman").

                                   WITNESSETH:

         WHEREAS, Nachman has been serving as an Executive Vice President of the Company;

         WHEREAS, Nachman desires to retire from his position with the Company, and otherwise as an employee and officer of the Company and all of its affiliates effective as of February 28, 2003 (the "Retirement Date");

         WHEREAS, in contemplation of compensation and benefit arrangements for Nachman such as are provided herein, the parties determined that no award will be made to Nachman in November 2002 under the Long-Term Incentive Plan of the Company or in 2002 under the Incentive Compensation Plan;

         WHEREAS, the parties hereto desire that, commencing after the Retirement Date, Nachman will serve as a consultant to the Company as set forth herein; and

         WHEREAS, the parties desire to set forth the exact nature and the amount of compensation and benefits to be provided to Nachman for his consulting services to the Company.

         NOW THEREFORE, the parties hereto agree as follows:

I. Retirement

         1.1 Retirement from Position as Executive Vice President.
             ----------------------------------------------------

         Nachman hereby confirms his retirement from his position as Executive Vice President of the Company and hereby resigns, effective as of the Retirement Date, from all of his other positions as an officer of the Company and as a director and officer of each of its affiliates and, effective as of the Retirement Date, Nachman shall cease to be an employee of the Company and each of its affiliates for all purposes.

         1.2. Compensation and Related Matters.
              --------------------------------

                  (a) Lump Sum Bonus. In lieu of amounts that Nachman might have otherwise received under the Incentive Compensation Plans of the Company 2003, the Company agrees to pay to Nachman a lump sum bonus of two hundred thousand dollars and no cents in February, 2003.

                  (b) Retirement Benefits. Nachman shall receive upon and as a result of his retirement those payments and other benefits to which Nachman is entitled under any of the following Plans of the Company in accordance with the provisions of the Plans: Supplemental Retirement Benefit Agreement, Long-Term Incentive Plan; Retirement Plan; Retirement Benefits Restoration Plan; Deferred Compensation Plan and Savings and Investment Plan. During the "Consulting Period," as defined in Section 2.1 of this Agreement, Nachman shall also be entitled to that business travel accident and worker's compensation insurance which the Company offers consultants to the Company in the ordinary course of business, paid at Company expense.

                  (c) Automobile. The Company shall offer to sell to Nachman the automobile currently provided to him by the Company at wholesale value, in accordance with the terms of the Company's current automobile policy if the automobile is owned by the Company and by the terms of the pertinent lease agreement if the automobile is leased by the Company.

                  (d) Medical, Dental and Prescription Benefits; Certain Insurance Benefits. During the period commencing on the Retirement Date and ending on February 28, 2007, the Company shall continue on behalf of Nachman and his spouse the medical, dental, and prescription drug benefits provided to Nachman and his spouse immediately prior to the Retirement Date, as adjusted for any changes in the plans affecting benefits provided to all plan participants.

                  (e) Withholding. The Company shall have the right to deduct from any amounts payable under this Section 1.2, any taxes or other amounts required by law to be withheld.

II. Consulting Period

         2.1. Consulting Services.
              -------------------

                  During the period commencing on the Retirement Date and ending on February 28, 2007, (the "Consulting Period"), Nachman agrees to serve the Company as a consultant and render such advisory and consulting services to the Company and its affiliates in connection with the business of the Company and its affiliates as may reasonably be requested by the Chief Executive Officer of the Company, having due regard to Nachman's residence at the time, in connection with any matter with respect to which he has experience or special competence by reason of his prior employment with the Company (the "Consulting Services"). The Consulting Services shall be rendered at such locations as shall be mutually convenient to the Company and Nachman. The Company agrees that the Consulting Services shall be appropriate for a former Executive Vice President of the Company.

         2.2. Consulting Fees.
              ---------------

                  Nachman shall provide the services described in paragraph 2.1 during the period from March 1, 2003 through February 29, 2004 in consideration for amounts paid to him as salary and bonus from the date of this Agreement up to the Retirement Date. In consideration for the Consulting Services to be provided the Company and for the acceptance of the terms contained in this Agreement, provided Nachman is then available to perform Consulting Services for the Company, except for such unavailability as results from urgent personal matters, a failure by the Company to provide reasonable advance notice of the assignment in light of the date and place of the assignment or physical incapacity, and provided further, that Nachman is not in breach of, or has not committed a material breach (which has not been cured), of any of the covenants contained in Section 3.1 hereof, during the Consulting Period, the Company shall pay Nachman monthly consulting fees of twelve thousand five hundred dollars and no cents ($12,500.00) payable in the last pay period of the month beginning in March , 2004 and ending in February , 2005, of eight thousand three hundred and thirty three dollars and thirty four cents ($8,333.34) payable in the last pay period of the month beginning in March , 2005 and ending in February , 2006 and of four thousand one hundred and sixty six dollars and sixty seven cents ($4,166.67) payable in the last pay period of the month beginning in March , 2006 and ending in February , 2007 (the "Consulting Fees"). Nachman shall have the right to decline any request for services by the Company due to urgent personal matters, a failure by the Company to provide reasonable advance notice of the assignment in light of the date and place of the assignment or physical incapacity.

         2.3. Reimbursement of Expenses.
              -------------------------

                  During the Consulting Period, the Company shall pay Nachman within thirty (30) days the reasonable expenses incurred by him in the performance of the Consulting Services, including, without limitation, those incurred in connection with business related travel or entertainment, provided that Nachman properly accounts therefor in accordance with the Company's current expense reimbursement policy.

         2.4. Non-Employee Status.
              -------------------

                  Nachman acknowledges that during the Consulting Period and thereafter he will not be an "employee" (or person of similar status) of the Company or any of its affiliates for any purpose. Nachman acknowledges that he will not be paid any "wages" (as defined in any relevant law) in respect of the Consulting Services under Section 2.2 of the Agreement, and that he shall be solely responsible for all taxes imposed on him by reason of the payment of the Consulting Fees and/or any other compensation, benefits or other amounts payable in respect of the Consulting Services.

III. General Provisions

         3.1. Covenants.
              ---------

                  (a) Unauthorized Disclosure. Nachman agrees and understands that in his position with the Company, Nachman has been and will be exposed to and has and will receive information relating to the confidential affairs the Company and its affiliates, including but not limited to technical information, intellectual property, business and marketing plans, strategies, customer information, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company, its affiliates, and other forms of information considered by the Company to be confidential and in the nature of trade secrets ("Confidential Information"). Nachman agrees that during the Consulting Period and thereafter, Nachman will not disclose such Confidential Information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) Nachman shall have no such obligation to the extent such information is or becomes publicly known other than as a result of Nachman's breach of his obligations hereunder and (ii) Nachman may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable law or governmental regulation or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon the termination of the Consulting Period, Nachman will, to the extent requested by the Company in writing, promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document which has been produced by, received by or otherwise submitted to Nachman during or prior to the Consulting Period.

                  (b) Non-competition. Nachman agrees that, for a period commencing on the date hereof and ending five years (5) years after the termination or expiration of this Agreement for any reason (`the Non-competition Term"), he shall not, without the Company's prior written consent, anywhere in North America, and anywhere that the Company's Metal Improvement Company, Inc. subsidiary has done business under Nachman's supervision and control, directly or indirectly:

                  (1) engage, directly or indirectly, as an employee, director, shareholder, officer, partner, consultant, independent contractor or otherwise in any activity for or on behalf of any person or entity in a line of business competitive to that carried on by the Company or it's Metal Improvement Company, Inc. subsidiary, or engage in any manner in the design, development, manufacturing, assembling, installing, and/or marketing of any technology competitive with the business carried on by the Company or it's Metal Improvement Company, Inc. subsidiary during Nachman's employment with the Company, so long as the Company or it's Metal Improvement Company, Inc. subsidiary is still carrying on said business;

                  (2) solicit or attempt to solicit business of any customers of the Company or it's Metal Improvement Company, Inc. subsidiary (including prospective customers solicited by the Company or it's Metal Improvement Company, Inc. subsidiary) for products or services the same as or similar to those offered, sold, produced or under development by the Company or it's Metal Improvement Company, Inc. subsidiary during Nachman's employment with the Company, so long as the Company or it's Metal Improvement Company, Inc. subsidiary is still carrying on said business;

                  (3) otherwise divert or attempt to divert from the Company or it's Metal Improvement Company, Inc. subsidiary any business whatsoever, so long as the Company or it's Metal Improvement Company, Inc. subsidiary is still carrying on said business;

                  (4) solicit or attempt to solicit for any business endeavor any employee of the Company or it's Metal Improvement Company, Inc. subsidiary, except for Glenda Rider;

                  (5) interfere with any employment relationship or other business relationship between the Company or it's Metal Improvement Company, Inc. subsidiary and any other individual, person, or other entity;

                  (6) have any interest as a stockholder, partner, lender or otherwise in, any person which is engaged in activities which, if performed by Nachman would violate this Section 3.1 (b) other than an interest in a publicly traded corporation not exceeding one percent of such corporation's issued and outstanding voting stock;

                  (7) disparage the Company or it's Metal Improvement Company, Inc. subsidiary, or their officers, directors, employees, affiliates, or advisors; or

                  (8) engage in any other activity of a professional or consultative nature which (i) could reasonably be expected to be detrimental to the business prospects of the Company or it's Metal Improvement Company, Inc. subsidiary or (ii) which is or may be directly or indirectly competitive with the Company or it's Metal Improvement Company, Inc. subsidiary.

In the event that any provisions of this Section 3.1 (b) should be deemed to exceed the time and geographical limitations permitted by applicable law, then such provisions shall be reformed to the maximum time and geographic limitations permitted by applicable law.

                  (c) Remedies. Nachman agrees that any breach of the terms of this Section 3.1 would result in irreparable injury and damage to the Company and/or its affiliates for which the Company and/or its affiliates would have no adequate remedy at law; Nachman therefore also agrees that in the event of said breach or any threat of breach, the Company and/or its affiliates, as applicable, shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened intentional breach and/or continued breach by Nachman and/or any and all persons or entities acting for or with Nachman, without having to prove damages, in addition to any other remedies to which the Company and its affiliates may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company and its affiliates from pursuing any other available remedies for any breach and/or threatened intentional breach hereof, including but not limited to the recovery of damages from Nachman. The parties hereto further agree that the provisions of the covenants contained in this Section 3.1 are reasonable and necessary to protect the businesses of the Company and its affiliates because of Nachman's access to Confidential Information and his material participation in the operation of such businesses. Nachman hereby acknowledges that due to the global aspects of the Company's and its affiliates' businesses and competitors it would not be appropriate to include any geographic limitation on this Section 3.1. Should a court or arbitrator determine, however, that any provision of the covenants contained in this Section 3.1 are not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

                  The existence of any claim or cause of action by Nachman against the Company or its affiliates under this Agreement shall not constitute a defense to the enforcement by the Company of the covenants contained in
Section 3.1(a).

                  Anything contained herein to the contrary notwithstanding, the Company shall be required to give Nachman prior written notice of any claimed failure by him to comply with any provision of this Agreement. If Nachman shall, within fifteen (15) days after such notice, be in all material respects in compliance with the provisions of this Agreement that is involved, the Company shall not, by virtue of the provisions of this Agreement, be entitled to an immediate injunction and restraining order to prevent such breach, provided, however, that nothing contained herein shall relieve Nachman from any liability for actual damages occurring as a result of any breach by him of the provisions of this Agreement.

         3.2. Independence, Severability and Non-Exclusivity.
              ----------------------------------------------

                  Each of the rights enumerated in this Agreement hereof shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company or Nachman at law or in equity. If any provision of this Agreement is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the Agreement or rights or remedies, which shall be given full effect without regard to the invalid portions.

         3.3  Non-Exclusivity of Rights
              -------------------------

                  Nothing in this Agreement shall limit or reduce such rights as Nachman may have under any of the following Plans of the Company and any amounts or benefits which Nachman is or shall become entitled to receive under any of those Plans shall be paid or provided in accordance with the provisions of the
Plans: Long-Term Incentive Plan; Retirement Plan; Retirement Benefits Restoration Plan; Deferred Compensation Plan and Savings and Investment Plan.

         3.4  Successors.
              ----------

This Agreement shall be binding upon and shall inure to the benefit of the Company and any and all of its successors and assigns, which, for purposes of this Agreement, shall include a corporation or other entity acquiring all or substantially all of the assets and business of the Company, as the case may be, whether by operation of law or otherwise. The Company shall require its successors and assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Nachman, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Nachman's legal personal representative. The Company's obligation to pay Nachman for consulting services is personal to Nachman and shall terminate upon his death, except that his estate or beneficiaries shall be entitled to receive payment for the full month for all services Nachman provides prior to his death for which he has not received payment as of his death.

         3.5  Notices.
              -------

                  All notices, consents or other communications required or permitted to be given by any party hereunder shall be in writing and shall be given by personal delivery, or certified or registered mail, postage prepaid, as follows:

           To the Company:

                      Curtiss-Wright Corporation, Suite 501
                      1200 Wall Street West
                      Lyndhurst, New Jersey 07071

                             Attn: General Counsel and Corporate Secretary


           To Nachman:

                      552 Maitland Avenue
                      Teaneck, New Jersey 07666

or at such other address as either party may from time to time specify to the other. Any notice, consent or other communication required or permitted to be given hereunder shall be deemed to have been given on the date of mailing or personal delivery and shall be conclusively presumed to have been received on the fourth business day following the date of mailing or, in the case of personal delivery, the day of delivery thereof, except that a change of address shall not be effective until actually received.

         3.6 Modifications and Waivers.
             -------------------------

                  No term, provision or condition of this Agreement may be modified or discharged unless such modification or discharge is agreed to in writing by both Parties. No waiver by either party hereto of any breach by the other party hereto of any term, provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         3.7 Entire Agreement.
             ----------------

                  This Agreement constitutes the entire understanding between the parties hereto relating to the subject matter hereof, superseding all negotiations, prior discussions, preliminary agreements and agreements relating to the subject matter hereof made prior to the date hereof.

         3.8  Governing Law.
              -------------

                  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without giving effect to conflicts of laws principles thereof. Notwithstanding the foregoing, and except with respect to any proceeding for an injunction and restraining order under
Section 3.1(c), if a dispute hereunder shall exist either party shall have the right (but not the obligation), in addition to all other rights and remedies provided by law, to compel arbitration of the dispute in the County of Bergen, State of New Jersey, under the rules of the American Arbitration Association, by giving written notice of arbitration to the other party within thirty (30) days after notice of such dispute has been received by the party to whom notice has been given; any decision and award under the arbitration shall be final and binding on the parties hereto, and judgment on the decision and award may be entered in any court of competent jurisdiction, and

         3.9. Headings.
              --------

                  The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year set forth above.


                                                /s/ Gerald  Nachman
                                                -------------------------------
                                                Gerald Nachman



                                       CURTISS-WRIGHT CORPORATION.


                                       By: /s/ Michael J. Denton
                                           -------------------------------------
                                           Name:  Michael J. Denton
                                           Title: General Counsel & Secretary